Exhibit 11.1


                 OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES
                      Computation of Net Income Per Share


                                Three Months Ended         Nine Months Ended
                                  September 30,              September 30,
                                1995         1994          1995         1994
                             -----------  -----------   -----------  -----------
                                                         (Restated)
Weighted average shares of
 common stock outstanding
Common stock equivalents:      7,408,984    4,610,560     6,326,243    4,768,956
 Series A Convertible
  Preferred Shares                            999,998       377,289      622,709
 Dilutive effect of
  stock options                1,163,141    1,126,481     1,215,795      931,283
                             -----------  -----------   -----------  -----------
                               8,572,125    6,737,039     7,919,327    6,322,948
                             ===========  ===========   ===========  ===========

Net income                    $  266,978   $  279,115    $1,465,008   $  280,589
                             ===========  ===========   ===========  ===========

Net income per share               $0.03        $0.04         $0.18        $0.04
                             ===========  ===========   ===========  ===========